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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                               SIX MONTHS
                                                            YEAR ENDED DECEMBER 31,                          ENDED JUNE 30,
                                        -------------------------------------------------------------   ----------------------
                                           2000        2001         2002         2003         2004         2004        2005
                                           ----        ----         ----         ----         ----         ----        ----
Earnings:
 Income from continuing operations
 before income tax..................... $    5,117  $   (4,549) $    (7,727)  $      934   $    3,904   $    4,516   $   3,294
 Add: Interest expense.................      1,409         421        1,692        1,193        1,611        1,060          34
        Equity in earnings of
        unconsolidated investments.....         54         206        1,186          (22)          18           53        (124)
 Less: Dividends.......................       (360)       (360)        (374)        (500)        (714)        (360)       (603)
                                        ----------  ----------  -----------   ----------   ----------   ----------   ---------
Earnings available to cover fixed
charges................................ $    6,220  $   (4,282) $    (5,223)  $    1,605   $    4,819   $    5,269   $   2,601
                                        ==========  ==========  ===========   ==========   ==========   ==========   =========

Fixed charges:
    Interest expense................... $    1,409  $      421  $     1,692   $    1,193   $    1,611   $    1,060   $      34
    Dividends..........................        360         360          374          500          714          360         603
                                        ----------  ----------  -----------   ----------   ----------   ----------   ---------
Total fixed charges.................... $    1,769  $      781  $     2,066   $    1,693   $    2,325   $    1,420   $     637
                                        ==========  ==========  ===========   ==========   ==========   ==========   =========

Ratio of earnings to fixed charges            3.52%     (5.485)       (2.53)%      (0.95%)       2.07%        3.71%       4.08%
$ Value of deficiency                               $   (5,063) $    (7,289)  $      (88)
                                                    ==========  ===========
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